Exhibit 10.9

MARKET HALL MANAGEMENT AGREEMENT
by and between
FULTON SEAFOOD MARKET, LLC
as Owner,
and
CREATIVE CULINARY MANAGEMENT COMPANY LLC
as Manager
Dated July 1, 2020

-i-

	13.2	Termination by Manager	22
	13.3	Procedure For Termination	22

14.	Actions to be Taken Upon Termination		23
	14.1	Licenses	23
	14.2	Accounting and Payments	23
	14.3	Surrender of Premises	23
	14.4	Survival	23

15.	Intellectual Property		24
	15.1.	Name of Market	24
	15.2	Intellectual Property, Ownership and Protection	24
	15.3	Tin Building Name	27
	15.4	Intellectual Property, Ownership and Protection of Tin Building Name	28

16.	Casualty		32

17.	Subordination		32

18.	Indemnification		32
	18.1	By Manager	32
	18.2	By Owner	33
	18.3	Waiver of Subrogated Claims	33
	18.4	WARN Act Indemnity	33

19.	Confidential Information; Non-Disparagement		34
	19.1	Confidential Information	34
	19.2	Disclosure	34
	19.3	Dissemination of Information	34
	19.4	No Statements	35
	19.5	Survival	35

20.	Disclaimer; Limitation of Liability		35

21.	Miscellaneous		35
	21.1	Notices	35
	21.2	Integration	35
	21.3	No Amendment	35
	21.4	No Waiver	35
	21.5	Headings	36
	21.6	Governing Law and Jurisdiction	36
	21.7	Counterparts	36
	21.8	Successors and Assigns	36
	21.9	Severability	36
	21.10	Exclusivity	36
	21.11	Experience	36
	21.12	Authority	36
	21.13	Termination of Prior Management Agreement and Release of Claims	37
	21.14	Assignment	37
	21.15	Prohibition on Other Markets	37
-ii-

MARKET HALL MANAGEMENT AGREEMENT
THIS MARKET HALL MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2020 (“Effective Date”), by and between FULTON SEAFOOD MARKET, LLC, a Delaware limited liability company (“Owner”), and CREATIVE CULINARY MANAGEMENT COMPANY LLC, a New York limited liability company (“Manager”).
RECITALS
A.    Owner is the lessee pursuant to the terms and condition of a Lease dated January 8, 2018, for that certain building located at 95 Marginal Street, New York, New York 10038, commonly known as the “Tin Building” (the “Tin Building”) which, when completed, will contain a first-class “Jean Georges concept” food hall and market place, featuring menus and atmospheres that will prepare and sell a variety of specialty foods and goods, fresh seafood, beverages and other products (the “Market”), and kitchen, storage areas and other back-of-house areas with the space consisting of approximately 53,000 square feet (but not more than 65,000 square feet) and located in the area shown in Exhibit A-1 of the Lease (collectively, the “Premises”).
B.    Based upon Manager’s or its related or affiliated entities’ successful experience in creating concepts, opening, and operating various food and beverage operations, Owner desires to retain Manager, as an independent contractor, to manage and operate the Market and its Food and Beverage Operations (as defined in Section 1 below).
C.    Manager desires to manage and operate the Market and its Food and Beverage Operations for Owner, as an independent contractor, in accordance with, and subject to, the terms and conditions of this Agreement.
D.    Owner and VS-Fulton Seafood Market, LLC (“Prior Manager”), previously entered into that certain Food Hall Management Agreement, dated as of January 8, 2018 (the “Prior Management Agreement”), and the Owner, Manager and Prior Manager wish to terminate the Prior Management Agreement in its entirety as of the date hereof and as a condition hereto and as required herein.
Now, therefore, in consideration of the mutual promises herein contained, Owner and Manager hereby agree as set forth below.
AGREEMENT
1.    Defined Terms. The following terms when used in this Agreement, including the preamble and the Recital, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Affiliate” with respect to a specified person or entity, means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity.
“Affiliated Restaurant Group” is defined in Section 6.4(c)(1).
“Agreement” is defined in the preamble.
“Allocated Overhead Amount” is defined in Section 6.4(c)(2).
“Annual Operating Budget” is defined in Section 6.4(b)(2).
“Annual Overhead Budget” is defined in Section 6.4(c)(2).
“Applicable Laws” is defined in Section 5.1(v).
“Available Cash” shall mean, for each year during the Term of this Agreement, an amount equal to the difference between (i) the amount of cash or cash equivalents actually collected in respect of the Market Receipts for that year, minus (ii)(A) the amount of cash or cash equivalents actually paid or disbursed in respect of the Market Expenses for that year, as determined each year, in the aggregate, as of the last day of the applicable year and (B) the aggregate amount of deficits in Available Cash (prior negative amounts of Available Cash) from any prior year(s). Any amounts deposited into, or the balance on deposit in, the Operating Reserve Account, Aggregate Overhead Account shall not be considered to constitute “Available Cash” for purposes of this Agreement.
“Casualty” is defined in Section 16.
“Confidential Information” is defined in Section 19.1.
“Effective Date” is defined in the introductory paragraph of this Agreement.
“Employees” shall mean the Executive Staff and any other employees providing services (whether full-time or part-time) for the Food and Beverage Operations and Market, other than Overhead Employees.
“ERISA” is defined in Section 18.4.
“Event of Default” is defined in Section 12.1.
“Executive Staff” means a general manager for the Market, an executive chef for the Market and any corporate-level employees of the Manager allocated and assigned to perform services in connection with the Market as approved by Owner.
“FF&E” means furniture, fixtures and equipment.
“Financial Statements” shall collectively refer to a profit and loss statement for designated prior periods of time, balance sheet as of a designated date, pro forma profit and loss statements for designated future periods of time, each Annual Overhead Budget and a monthly analysis of the applicable Annual Overhead Budget and the actual Overhead Costs incurred in respect of the applicable budgeted amounts for such costs.
“Fiscal Quarter” means each of the four 3-month periods comprising each Fiscal Year.
“Fiscal Year” means the 12-month period ending December 31 of each year; provided that the last Fiscal Year will be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date the final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that the period is less than 365 days).
“Fixed Management Fee” is defined in Section 7.1.1.
“Fixed Overhead Management Fee” is defined in Section 7.1.1.
“Food and Beverage Operations” shall mean the complete operation of the Market including all food and beverage functions.
“Force Majeure Event” shall mean the inability to perform a duty or an obligation due to causes or occurrences which are outside of the control of the party whose duty or obligation is postponed and could not be avoided by the exercise of due care on the part of such party, such as acts of God, fires, labor disputes or strikes, building moratoria and unusual government delays, pandemics (including, without limitation, COVID-19), unavailability of materials by reason of shortages which generally affect the region in which the Project is located or which are national in scope, unusual delays in transportation, or unusually severe weather conditions causing cessation of work for periods of time materially longer than may be anticipated from the normal weather patterns in New York, New York; provided, however, that the term “Force Majeure” shall not include the postponement or delay in the performance of any duty or obligation that is attributable to the financial hardship or insufficiency of funds by a party.
“HRDC” is defined in Section 10.
“Indemnified Parties” is defined in Section 18.4.
“Infringement” is defined in Section 15.2(d).
“Initial Annual Operating Budget” is defined in Section 6.4(b)(1).
“Initial Annual Overhead Budget” is defined in Section 6.4(c)(1).
“Initial Fiscal Year” is defined in Section 6.4(b)(1).
“Landlord” shall mean South Street Seaport Limited Partnership, or any other person designated as the “landlord” under the terms of the Lease.

“Landlord Contribution Amount” shall have the meaning ascribed to such term in the Owner’s LLC Agreement.
“Landlord’s Work” is defined in Section 4.1.
“Laws” shall mean all statutes, ordinances, laws, rules, regulations, orders and determinations of or by any governmental authority having jurisdiction.
“Lease” means that certain Lease between Owner, as tenant, and South Street Seaport Limited Partnership, as landlord, dated as of January 8, 2018 with respect to the Premises.
“Licenses” is defined in Section 14.1.
“Liquor License” is the liquor license which shall be obtained by Manager with Owner’s cooperation and pursuant to which Manager will operate the alcoholic beverage operations at the Market.
“Manager” is defined in the preamble.
“Manager Indemnified Person” is defined in Section 18.2.
“Manager’s Representative” is defined in Section 11.2.
“Management Fee” is defined in Section 7.1.1.
“Management Services” is defined in Section 5.1.
“Market” means the food and beverage establishment operated from the Premises pursuant to this Agreement consisting of the Food and Beverage Operations and as otherwise provided for and described in this Agreement.
“Market Expenses” shall mean, for any period, all costs and expenses incurred to manage and operate the Market including, without limitation, the following:
(a)    the cost of salaries and benefits for Employees;
(b)    the Rent paid to Landlord;
(c)    the Management Fee paid to Manager;
(d)    operating expenditures incurred in connection with Management Services per Section 5.1;
(e)    the cost of goods sold, including, but not limited to, the cost of food and beverages;
(f)    the costs of advertising and promoting the Market;

(g)    supplies;
(h)    the cost of linen cleaning and servicing;
(i)    equipment leases and rentals;
(j)    the costs associated with decorations for the Market;
(k)    professional fees and outside services including but not limited to, public relations firm, printing and postage, trash and waste removal, uniforms and janitorial expenses;
(l)    the cost of repairs, alterations, improvements, or other expenditures so long as such expenditures are not required to be capitalized in accordance with generally accepted United States accounting principles consistently applied;
(m)    expenses reimbursed to Manager pursuant to the provisions of this Agreement, including, without limitation the expenses reimbursed pursuant to Section 8 hereof, but excluding therefrom any Overhead Expenditures payable pursuant to Section 6.4;
(n)    the cost of any computer, fax, copier and other typical office equipment and supplies required in connection with the Market;
(o)    amounts representing the direct cost of meals provided to Employees of the Market or as complimentary benefits to any other persons;
(p)    credit and debit card commissions, processing charges and related fees;
(q)    FF&E and repairs, maintenance and replacements thereto;
(r)    utilities costs;
(s)    insurance for the Market;
(t)    the cost of compliance with any license, permit or governmental program or regulation concerning the operation of the Market;
(u)    any taxes on the operation of the Market, but excluding any tax liabilities of Owner or Manager;
(v)    any Private Label Expenses; and
(w)    any and all other direct costs associated with the operation of the Market.

Any rebates and discounts received on purchases for the Market shall be deducted from Market Expenses for calculation of Market Net Receipts and Available Cash, and for general accounting and financial reporting purposes in connection with the Market.
“Market Expense Increase” is defined in Section 6.4(b)(4).
“Market Expense Reserve Account” is defined in Section 6.4(b)(3).
“Market Net Receipts” shall mean Market Receipts reduced by Market Expenses.
“Market Receipts” shall mean, for the Market, for any applicable period, determined on an “accrual basis”, the actual, gross receipts (including cash, credit card and debit card receipts) from food and beverage sales and merchandise sales at the Market, equipment or room rentals, “photo or location shoots”, “buy-out” fees (i.e., where all or substantially all of the Market is bought out for a private event), event service fees not paid to Employees, and all sales, rentals, leases, licenses or other transfer of merchandise or services and other receipts of any kind whatsoever of (x) all business (wherever conducted) by Manager and any subtenant, assignee, licensee, concessionaire or contractor that is an affiliate of Manager and (y) the sale of products (wherever conducted) that are derived, developed or created in whole or in part, from any Work Product and sold by Manager, Name Owner, or any subtenant, assignee, licensee, concessionaire or contractor that is an affiliate of Manager or Name Owner, and (z) all business conducted in or from the Premises by any subtenants, assignees, licensees, concessionaires or contractors that are not affiliates of Manager (including, without limitation, e-mail or internet, mail, catalogue, closed circuit television, computer, other electronic or telephone orders received or filled at the Premises), any Private Label Proceeds, all deposits not refunded to purchasers, orders taken, although said orders may be filled elsewhere, gross receipts from vending machines, electronic games and similar devices, and the proceeds of any business interruption insurance; provided, however, “Market Receipts” and “Private Label Proceeds” shall not include the following:
(a)    gratuities or service charges added to guests’ bills or statements which shall be paid over to Employees unless otherwise mutually agreed to by the parties;
(b)    taxes of whatever nature, including without limitation goods and services tax, value added or other like taxes collected directly from patrons or guests as part of or as an addition to the sales price of any goods or services;
(c)    any proceeds or other economic benefit of any borrowings;
(d)    any funds furnished by Owner or Landlord;
(e)    insurance proceeds (other than insurance proceeds for, or related to business interruption);

(f)    condemnation awards, litigation damages and settlement payments (except to the extent such awards, damages or payments are intended to reimburse the Market or the parties for lost Market Receipts and/or to the extent fees, costs or other expenses incurred in connection with any such litigation or settlement have been included in Market Expenses for any period);
(g)    proceeds of collection of accounts receivable to the extent the amount of any account receivable was previously included in Market Receipts;
(h)    sale of any FF&E;
(i)    payments made under any warranty or guaranty except to the extent such payments are intended to reimburse the Market or the Parties for lost Market Receipts;
(j)    credit card commissions;
(k)    Market comps; or
(l)    any other receipts, payments, revenue, income or economic benefits of any kind that are not standard in the ordinary course of operating food and beverage facilities, providing catering or hosting private events, operating a food market comparable to the Market, or the sale of products (wherever conducted) that are derived, developed or created in whole or in part, from any Work Product.
“Minimum Reserve Amount” is defined in Section 6.4(b)(3).
“Mortgage” or “Mortgages” shall mean any mortgage, deed of trust or other financing encumbering the Premises.
“Name” is defined in Section 15.1(a).
“Notice of Default” is defined in Section 12.2.
“Opening Date” means the date when the Market is formally opened to the public for the regular conduct of business, as determined by Owner and subject to Manager’s inspection and approval (not to be unreasonably withheld, conditioned or delayed of the completion of construction and the outfitting of all FF&E therein.)
“Operating Standards” shall mean the standards of practice and quality of food and beverage for the operation and management of the Market, adopted by the Manager and approved by Owner.
“Overhead Cost Increase” is defined in Section 6.4(c)(4).
“Overhead Costs” is defined in Section 6.4(c)(1).

“Overhead Employees” shall mean any employees of Manager or any of its Affiliates, who do not work directly for the Market or any member of the Affiliated Restaurant Group, but who provide human resources, accounting, information technology, marketing and other “back office” functions required to manage and operate the Market.
“Overhead Reserve Account” is defined in Section 6.4(c)(3).
“Owner” is defined in the preamble.
“Owner Indemnified Person” is defined in Section 18.1.
“Owner’s LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Owner, entered into as of January 8, 2018.
“Owner’s Distribution Amount” is defined in Section 7.1(c).
“Owner’s Representative” is defined in Section 11.1.
“Owner’s Work Product” means any trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the TB Protected Name, in each case, in whole or part.
“Pier 17 Building” shall mean the building situated at Pier 17 in the South Street Seaport, City of New York.
“POS Systems” is defined in Section 5.1(iii)
“Premises” is defined in Recital A and is generally shown in Exhibit A-1 of the Lease.
“Prior Manager” is defined in Recital D.
“Prior Management Agreement” is defined in Recital D.
“Private Label IP Transfer” is defined in Section 15.1.
“Private Label Expenses” shall mean any and all costs or expenses incurred in connection with, or allocated to, the design, manufacture, transportation, storage, marketing or sale of any Private Label Products.
“Private Label Names” is defined in Section 15.3.
“Private Label Proceeds” shall mean, for any applicable period, determined on an “accrual basis”, the actual, gross receipts (including cash, credit card and debit card receipts) derived from any and all sales or licensing of Private Label Products.
“Private Label Net Losses” shall mean, for each Fiscal Year (or other accounting period), the amount, if any, by which the Private Label Expenses for the applicable Fiscal Year

(or other accounting period) exceed the Private Label Proceeds for such Fiscal Year (or other accounting period).
“Private Label Net Proceeds” shall mean, for each Fiscal Year (or other accounting period), the amount, if any, by which the amount of Private Label Proceeds for the applicable Fiscal Year (or other accounting period) exceed the Private Label Expenses for such Fiscal Year (or other accounting period).
“Private Label Products” any products sold by the Market, Jean Georges Vongerichten, Manager or any of their respective employees, contractors, licensees, assignees or Affiliates (collectively, the “JG Parties”) that contain a product label bearing the Private Label Protected Name, regardless if any of the JG Parties developed or created the products.
“Private Label Protected Names” is defined in Section 15.3.
“Private Label Work Product” is defined in Section 15.4.
“Proposed Annual Operating Budget” is defined in Section 6.4(b)(2).
“Proposed Annual Overhead Budget” is defined in Section 6.4(c)(2).
“Protected Name” is defined in Section 15.1(a).
“Rent” shall mean all amounts payable to Landlord by Owner under the terms of the Lease.
“Signing Bonus” is defined in Section 7.1.1.
“SOC” is defined in Section 5.1(iii).
“SOC Account” is defined in Section 5.1(iii).
“South Street Seaport” shall mean the Seaport District, City of New York, in which the Tin Building and Pier 17 Building is located.
“TB Name Owner” is defined in Section 15.3(a).
“TB Protected Name” is defined in Section 15.3(a).
“Term” means the term of this Agreement as set forth in Section 3.1.
“Tin Building Name” is defined in Section 15.3(a).
“Tin Building” is defined in Recital A.
“WARN Act” is defined in Section 18.4.
“Work Product” is defined in Section 15.2(e).

2.    Engagement of Manager.
2.1    Engagement by Owner. Owner hereby engages Manager, as an independent contractor, to operate and manage the Market and Food and Beverage Operations commencing on the Effective Date, with the full responsibility, control and discretion in the operation, management, direction and supervision of the Food and Beverage Operations, subject to the provisions of this Agreement. The parties agree that nothing in this Agreement authorizes one party to make, and neither party shall have authority to make, any contract, agreement, warranty or representation on behalf of the other party, or to incur any debt or other obligation in the other party’s name except as may be expressly permitted in this Agreement. Except for such acts expressly permitted in this Agreement, Owner shall in no event be liable for or otherwise responsible for any such action by Manager nor shall Owner be liable by reason of any act or omission of Manager with respect to any such action or from any claim or judgment arising therefrom against Manager or Owner.
2.2    Acceptance of Engagement. Manager accepts such engagement and agrees to operate and manage the Food and Beverage Operations in a commercially reasonable, prudent, and professional manner and in accordance with the terms and conditions set forth in this Agreement and the Operating Standards. Manager acknowledges and agrees that, as an independent contractor of Owner, Manager is not agent, employee, partner or joint venturer of Owner. Neither the Manager nor any member, manager, officer, employee, agent, or independent contractor of Manager shall be eligible for any employee benefits of Owner (or any Affiliate of Owner), including, but not limited to, pension benefits or group insurance. Manager shall have no authority to bind Owner or Landlord to any agreement or commitment, contractual or otherwise other than as expressly set forth herein.
2.3    Executive and Other Staff.
(a)    Manager shall be fully responsible for selecting all Employees employed by, or on behalf of, the Market and for the hiring of all such Employees. Notwithstanding any provision of this Agreement to the contrary, Manager’s decision to hire any Executive Staff shall be subject to Owner’s prior written approval. All Employees and all Overhead Employees shall be employees of Manager or one of its Affiliates, and none of the Employees shall be considered to be, or treated as, employees of Owner or any Affiliate of Owner for any reason.
(b)    Manager shall hire, supervise, promote and discharge all Employees and all Overhead Employees and shall supervise all such Employees and Overhead Employees. Manager shall be responsible for managing, scheduling, training, directing and otherwise supervising all Employees and all Overhead Employees. Decisions regarding responsibilities, reviews, assessments, continued employment and similar matters shall be made by Manager, in its sole and absolute discretion.
2.4    Type of Market. The parties agree that the concept, character and food and beverage offerings of the Market shall be that of a first-class “Jean Georges concept” food hall and market place, featuring menus and atmospheres that will prepare and sell a variety of specialty foods, beverages and goods, fresh seafood and other products.

3.    Term.
3.1    Term of Agreement. Unless sooner terminated as permitted under the terms of this Agreement, this Agreement shall terminate on the earlier of (i) ten (10) years from the Effective Date of this Agreement, and (ii) the date that the Lease terminates.
4.    Pre-Opening Construction Obligations and Tasks.
4.1    Construction of the Market. Landlord shall perform, at Landlord’s sole cost and expense, the initial construction of the Tin Building in which the Premises will be located (collectively, the “Landlord’s Work”).
4.2    Notice from Owner. Owner shall provide notice to Manager of the anticipated delivery date for the Premises on or about sixty (60) days prior to the completion of Owner’s Work in order for Manager to finalize and make plans for the Improvements to commence, but such delivery shall not determine the actual Opening Date using some formula used by the Owner for other portions of the Shopping Center.
4.3    Refurbishment. From time to time after the Premises opens for business to the public, either party may initiate a discussion with the other party about refurbishing or renovating the Market, but any such work must be agreed upon by both parties in their sole and absolute discretion and who will pay the costs related thereto.
5.    Manager’s Obligations and Duties.
5.1    Manager shall be solely responsible to provide, directly or through an Affiliate the services enumerated in the following clauses (i)-(v) below (collectively, hereinafter, the “Management Services”):
(i)    Employees. Manager shall be the employer for all Employees and shall provide, directly or through an Affiliate, required human resources functions including, but not limited to, oversight and administration of hiring, scheduling, training, discipline, discharge, payroll (including withholding and remittance of taxes and other payments required by applicable laws), and employee benefits to the extent applicable. All Employees shall be supervised and directed by Manager. All labor and benefit costs for all Employees will be paid by Manager and treated as a Market Expense. Such labor and benefit costs shall be paid in accordance with a regularly occurring payroll cycle as adopted by Manager, which may be weekly for certain Employees. Manager shall not be required to assume any employment-related obligation, cost or liability in respect of any Market employee arising out of or related to any such individual’s employment by the Owner anytime prior to the date hereof and Owner shall indemnify and hold Manager harmless therefrom.
(ii)    Accounting. Manager shall be responsible for performing all of the accounting and record keeping functions related to the Market and the Food and Beverage Operations, in each case, as set forth in Section 6.

(iii)    Information Technology. Manager shall handle, manage and provide (at Owner’s expense and subject to Owner’s prior written approval) all information technology equipment required to operate and manage the Food and Beverage Operations of the Market, including, without limitation, all Market point of sale systems (“POS Systems”), computer equipment, internet installations, peripheral equipment and applications software. Manager also shall be required to establish and maintain a separate, dedicated account for the Food and Beverage Operations of the Market, using Compeat software, or other comparable software that will provide commensurate functionality for accounting, back office and workforce intelligence solutions (the “SOC Account”) for the purposes of performing the System and Organizational Control (“SOC”) reporting required in order for the Market to satisfy its Sarbanes-Oxley Act compliance requirements. Manager shall provide Owner with monthly, quarterly and yearly sales reports and copies of any and all other operational reports. Manager also shall provide Owner with sales updates for the Market on a real time basis via reporting dashboards.
(iv)    Marketing. Manager shall be responsible for all promotional and marketing materials and activities related to the Market, in such manner as Manager shall reasonably determine, including, without limitation, strategy, implementation, advertising and branding. Manager shall coordinate all of these activities with Owner to ensure and promote a marketing image consistent with Owner’s businesses at the Tin Building, Pier 17 Building and the South Street Seaport.
(v)    Business Operations. Manager shall be exclusively responsible for:
(1)    managing and operating the Food and Beverage Operations of the Market in a commercially reasonable, prudent and professional manner and in accordance with the terms and conditions set forth in this Agreement and the Operating Standards, and in compliance with all applicable Federal, State and local laws, ordinances, rules and regulations (“Applicable Laws”), including, without limitation, the Applicable Laws of the New York State Department of Health and the New York City Department of Health;
(2)    performing all necessary procurement services to source and obtain all goods and services required for the Food and Beverage Operations, on terms not materially less favorable to the Market than the prevailing terms for similar goods or services obtainable on a commercially reasonable basis from unrelated parties;
(3)     creating all menus and food and beverage lists for the Market, and setting the dress code for the Market;
(4)    ensuring brand and food integrity quality control; and
(5)    meeting with Owner (not less than twice per month for the duration of the Term) to provide Owner with general status updates, operational oversight and feedback and such other matters or materials as reasonably requested by Owner.

5.2    Days and Hours of Operation. Manager shall be obligated to open the Market each day, Monday through Sunday, of each calendar year (i.e., 365 days a year), and during hours of operation as mutually agreed by Owner and Manager, subject to a Force Majeure Event.
5.3    Operating Standards. Manager shall operate the Market for the purpose of on-premises retail sale of food (which also include online order and delivery to the extent mutually agreed by the Parties hereto), non-alcoholic beverages and alcoholic beverages and other products. Subject to the Operating Standards, Manager shall also use good faith and commercially reasonable efforts to operate the Market in an economical, efficient and cost-effective manner so as to maximize Market Net Receipts.
5.4    Limitations on Manager’s Authority. Manager shall not, at any time:
(a)    knowingly permit any person or entity to use or occupy any portion of the Premises except for the Employees and patrons of the Market or, except as expressly permitted under any other provision of this Agreement or the Lease;
(b)    knowingly operate the Market or any portion thereof in violation of any Law (unless such violation exists or continues due to Owner’s failure to provide funds or otherwise consent to the correction of such violation), or in a manner inconsistent with the Operating Standards;
(c)    mortgage, pledge, grant a security interest in or otherwise encumber or cause a lien to be placed upon all or any part of the Premises or the property located therein or used in connection therewith (other than standard equipment leases) without the prior written consent of Landlord and Owner;
(d)    make any material alterations, changes or improvements, or otherwise perform any work, in, to or on the Tin Building or the Premises except as provided for in the Lease;
(e)    incur any liabilities or obligations to third parties in connection with any of the Food and Beverage Operations which are unrelated to the operation, management, maintenance, promotion, or security of the Premises or to the performance of Manager’s responsibilities under this Agreement;
(f)    commence any litigation in the name, or on behalf of Owner or Landlord, without Owner’s prior written consent, which may be withheld in Owner’s sole discretion; or
(g)    hire, retain or engage any employee on behalf of Owner or Landlord.
6.    Accounting and Records.
6.1    Accounting. Manager shall record, pay and account for all Market Receipts, and Market Expenses and shall perform such accounting and bookkeeping services as Manager deems necessary for the operation of the Market. Manager shall be responsible for maintaining the books and records and for performing the accounting for the Market, including the payment of all vendors and invoices, and maintaining all checking accounts or other bank accounts in the name of Manager; provided, however, that Manager shall cooperate with Owner and shall provide all information and documentation requested by Owner in connection with the payment obligations due and owing to Owner pursuant to this Agreement or to Landlord under the terms of the Lease.
6.2    Periodic Reports; Reconciliation; and Audit Rights.
(a)    Financial Reports. Manager shall provide Owner with monthly Financial Statements not later than ten (10) calendar days after the end of each calendar month during the Term. The Financial Statements for the month following each calendar quarter shall also include a separate, stand-alone schedule setting forth the total Owner’s Distribution Amount for the quarter along with a breakdown showing how such amount was calculated and determined. Manager shall provide Owner with audited annual Financial Statements for each calendar year by February 15th of the following calendar year and also after a termination of this Agreement, which, in each case, shall include a separate, stand-alone schedule setting forth the total Owner’s Distribution Amount for the year along with a breakdown showing how such amount was calculated and determined. Except as provided in Section 6.2(c) below, the cost of any such audit shall be paid by Owner and shall not constitute a Market Expense.
(b)    Annual Reconciliation. As set forth in Section 6.2(a), Manager shall cause audited Financial Statements to be prepared and delivered to Owner each year. Concurrent with the preparation of the audited Financial Statements for each calendar year, Manager also shall perform a review and reconciliation of the calendar year for which the Financial Statements apply and make any adjustments as may be necessary to correct, revise and update all amounts in connection with the operation of the Market so that the recording and treatment of all payments, revenues, expenses and other amounts conform to the provisions of this Agreement. Together with the issuance of the annual audited Financial Statements, Manager shall provide Owner with a separate report or statement summarizing all adjustments that were made as part of the review and reconciliation process. In the event that the reconciliation of the audited annual Financial Statements show any underpayment or overpayment to either party, such that any payments are due to or from either party, such payments shall be made (with any party who was overpaid obligated hereunder to pay such amounts to the other party) within thirty (30) days after the issuance of the audited annual Financial Statements by Manager but in no event later than April 30th of each year.
(c)    Audits. Owner shall have the right to audit the annual Overhead Cost, the annual Financial Statements and the supporting books, records, work sheets and other documentation related thereto, at Owner’s expense but subject to potential reimbursement as provided below, at reasonable times and upon reasonable notice to Manager, utilizing Ernst & Young, LLP (or otherwise, another accredited accounting firm selected by Owner and approved in advance by the Manager), provided that the auditor is not retained on a contingency basis. If the audit reveals any underpayment or overpayment of an amount due either party, the parties shall correct such underpayment or overpayment, as the case may be, by the applicable party making payment to the other party as necessary to correct the mistaken payment(s). The parties shall reasonably coordinate to ensure timely and accurate exchanges of financial information related to the Market. If the amount of the discrepancy between what was reported or paid and what should have been reported or paid as discovered by the audit to Owner’s detriment is five percent (5%) or more, then Manager shall reimburse Owner, at Manager’s own expense and not as a Market Expense, for the cost of the audit within fifteen (15) days of Owner’s demand, for the cost of the audit, provided, however, that Manager shall not be required to reimburse Owner for the cost of an audit to the extent that the cost of the applicable audit is greater than $25,000.00.
(d)    Daily Sales Reports. Manager shall provide Owner with copies of the daily sales reports for each day.
6.3    Cooperation. Each party shall cooperate with, and provide reasonable access to its records for the Market operations during normal business hours to the other party and such party’s accountants and auditors. Such audit right shall survive the expiration or termination of this Agreement.
6.4    Operating Reports, Annual Operating Budgets, and Annual Overhead Budgets.
(a)    Operating Reports. Manager shall send Owner daily operating reports for the Market, including, without limitation, daily sales reports. Manager also shall send Owner copies of any weekly, monthly, quarterly or other operating reports that Owner may reasonably request.
(b)    Operating Budgets.
(1)    Prior to the Effective Date, Manager has submitted to Owner for its review and approval an initial proposed budget for the management and operation of the Market for the remainder of the Fiscal Year ending December 31, 2020 (the “Initial Fiscal Year”). Upon written approval by Owner, such budget shall become the “Initial Annual Operating Budget” for the Market. The Initial Annual Operating Budget shall set forth the anticipated revenue, operating expenses (including taxes), capital expenditures, other expenses, and distributions as Manager may reasonably estimate for the remainder of the Initial Fiscal Year.
(2)    For each Fiscal Year after the Initial Fiscal Year, Manager shall prepare and submit to Owner not later than October 31st of the preceding Fiscal Year (beginning with October 31, 2020 for the 2021 Fiscal Year) a proposed operating and capital budget (each, a “Proposed Annual Operating Budget”) for the next, upcoming Fiscal Year. Owner will either approve the Proposed Annual Operating Budget or provide its comments to Manager, in writing, within fifteen (15) days following receipt thereof. Upon written approval of Owner, each Proposed Annual Operating Budget shall become the “Annual Operating Budget” for the applicable Fiscal Year. If a Proposed Annual Operating Budget has not been approved by Owner for any Fiscal Year by January 1st of that Fiscal Year, then the Annual Operating Budget for the prior Fiscal Year shall be the provisional Annual Operating Budget for the succeeding Fiscal Year (annualized, as necessary, for a partial Fiscal Year), with the following changes: (i) ad valorem taxes shall be increased or decreased for known or expected changes in tax rates or valuations; (ii) insurance premiums shall be increased or decreased for known or expected changes in premiums; (iii) labor components of the budget shall be increased for changes in wage rates; (iv) operating expenses and capital expenditures required to comply with applicable law shall be included in the budget; (v) capital expenditures pursuant to multi-year capital projects commenced prior to the budget year shall be included; and (vi) all other budget line items shall be increased for increases in the CPI since January 1st of the prior Fiscal Year. A provisional Annual Operating Budget shall be considered to be the Annual Operating Budget for the applicable Fiscal Year until such time as the Proposed Annual Operating Budget for such Fiscal Year has been approved by Owner in writing.
(3)    After approval by Owner of an Annual Operating Budget, Owner shall deposit into a separate, non-comingled cash reserve account maintained by Manager (the “Market Expense Reserve Account”) an amount equal to the highest amount of actual cash Market Expenses incurred by, or on behalf of, the Market during any month of the immediately preceding Fiscal Year (the “Minimum Reserve Amount”). Upon Manager’s request (subject to written approval by Owner), Owner shall replenish the Market Expense Reserve Account to the extent necessary to maintain, at all times, an amount of funds in such account equal to the applicable Minimum Reserve Amount. Manager may use the funds in the Market Expense Reserve Account to pay Market Expenses only to the extent that the amount of Market Receipts is insufficient, at any time, to pay any Market Expenses that are due and payable, in full. Owner and Manager shall determine the initial amount of the Market Expense Reserve Account that Owner shall deposit prior to the Commencement Date.
(4)    Manager shall not, without Owner’s prior written approval, (i) incur any Market Expenses if such costs were not included in the applicable Annual Operating Budget, or (ii) cause the aggregate expenditures for any line-item in an applicable Annual Operating Budget to exceed the budgeted amount of such line item by the greater of (a) 10% of the amount of such line item or (b) $5,000 (each a “Market Expense Increase”), in each case, without the prior written consent of Owner. Manager shall notify Owner immediately, in writing, if a Market Expense Increase occurs and the amount of such Market Expense Increase. Amounts deposited into the Market Expense Reserve Account shall not be considered to constitute “Market Expenses” for purposes of this Agreement unless, and until, such amounts are actually used to pay Market Expenses.
(c)    Overhead Budgets.
(1)    Prior to the Effective Date, Manager has submitted to Owner for its review and approval an initial proposed overhead budget setting forth the corporate overhead costs and expenses (the “Overhead Costs”) that Manager estimates that it and its Affiliates will incur in the Initial Fiscal Year as a result of Manager taking over the responsibility for managing all of the human resources, accounting, information technology, marketing and other “back office” functions required to manage and operate the Market and certain other affiliated restaurants owned by Owner (the Market and the other affiliated restaurants are referred to herein as the “Affiliated Restaurant Group”) for the remainder of the Initial Fiscal Year. Upon written approval by Owner, such budget shall be the “Initial Annual Overhead Budget” for the

Affiliated Restaurant Group. The Initial Annual Overhead Budget shall specifically allocate to each member of the Affiliated Restaurant Group (including the Market) the amount of Overhead Costs that are attributable to each member of the Affiliated Restaurant Group to such member for the Initial Fiscal Year.
(2)    For each Fiscal Year after the Initial Fiscal Year, Manager shall prepare and submit to Owner not later than October 31st of the preceding Fiscal Year (beginning with October 31, 2020 for the 2021 Fiscal Year) a proposed budget (each, a “Proposed Annual Overhead Budget”) of the Overhead Costs for the Affiliated Restaurant Group for the next, upcoming Fiscal Year. Owner will either approve the applicable Proposed Annual Overhead Budget or provide its comments to Manager, in writing, within fifteen (15) days following receipt thereof. Upon written approval of Owner, each such budget will become the “Annual Overhead Budget” for the Affiliated Restaurant Group for the applicable Fiscal Year. If an Annual Overhead Budget has not been Approved by Owner for a Fiscal Year by January 1st of that Fiscal Year, then the Annual Overhead Budget for the prior Fiscal Year shall be the provisional Annual Overhead Budget for the succeeding Fiscal Year (annualized, as necessary, for a partial Fiscal Year) until such time as the Annual Overhead Budget for the applicable Fiscal Year has been approved by Owner in writing. The Initial Overhead Budget and each Annual Overhead Budget shall specifically allocate to each member of the Affiliated Restaurant Group the amount of Overhead Costs that are attributable to such member, (with respect to each member of the Affiliated Restaurant Group, that member’s “Allocated Overhead Amount” for the applicable Fiscal Year).
(3)    Upon approval by Owner of the Annual Overhead Budget for each Fiscal Year, Owner shall deposit into a separate, non-comingled cash reserve account maintained by Manager (the “Overhead Reserve Account”), on the 1st day of each Fiscal Quarter of the applicable Fiscal Year, an amount equal to one-quarter (1/4) of the Market’s Allocated Overhead Amount for the applicable Fiscal Year. On the Effective Date, Owner shall pay to Manager $80,000 for the Allocated Overhead Amount for the Market for the remainder of the Initial Fiscal Year.
(4)    Notwithstanding any provision of this Agreement to the contrary, Manager may use the funds in the Overhead Reserve Account only to pay Overhead Costs, and Manager shall not, without Owner’s prior written approval, (i) incur any Overhead Costs if such costs were not included in the applicable Annual Overhead Budget, or (ii) cause the aggregate expenditures for any line-item in the applicable Annual Overhead Budget to exceed the budgeted amount for such line item by the greater of (a) 10% of the amount of such line item or (b) $5,000 (each a “Overhead Cost Increase”), in each case, without the prior written consent of Owner. Manager shall notify Owner immediately, in writing, if an Overhead Cost Increase occurs, the amount of such Overhead Cost Increase and the amount of any increase in the Allocated Overhead Amount for the Market resulting from such Overhead Cost Increase. All amounts deposited into the Overhead Reserve Account by the Market shall be treated as a prepaid “Management Fee” and a prepaid “Market Expense” at the time such amounts are deposited into the Overhead Reserve Account by Owner.

7.    Payment of Occupancy Fee, Management Fee and Profit Share; Distribution of Private Label Net Proceeds.
7.1    Compensation. The Management Fee set forth in (a) below shall be paid to Manager as compensation to Manager for the services provided by Manager to Owner under this Agreement. In addition, all amounts deposited into the Overhead Reserve Account, or paid to Manager or any of its Affiliates by, or on behalf of, Owner in respect of any Overhead Costs, shall be treated as an additional Management Fee paid to Manager hereunder. All amounts payable under this Agreement shall be paid in accordance with the provisions set forth in Section 6.4(c)(4) and Section 7.1.1(b).
7.1.1    Management Fee. Owner shall pay Manager a one-time signing bonus equal to $62,500 (the “Signing Bonus”) in connection with the Market, upon the Effective Date. Beginning on the Opening Date and continuing during the Term, Manager shall receive a management fee, including (A) a fixed sum equal to $150,000 per month (the “Fixed Management Fee”) paid out of Market Receipts, and (B) beginning on the date hereof and continuing during the Term, a fixed, annual sum equal to $125,000 per year (the “Fixed Overhead Management Fee”; together with the Fixed Management Fee, collectively referred to herein as, the “Management Fee”), provided Manager agrees the Fixed Management Fee shall be assigned, and paid, to Prior Manager as consideration for the termination of the Prior Management Agreement. Manager may pay itself, or the Prior Manager, the Fixed Management Fee on the tenth (10th) day of each calendar month in an amount equal to the Management Fee for the immediately preceding month. Owner shall pay Manager on the date hereof and on the 1st day of each calendar month an amount equal to one-twelfth (1/12th) of the Fixed Overhead Management Fee. In the event that there are not sufficient Market Receipts to pay the Fixed Management Fee in full for any calendar month, then such unpaid Fixed Management Fee or portion thereof shall accrue without interest and be paid pursuant to this Section 7.1.1 at such time as there are sufficient Market Receipts to pay the amount of the unpaid Fixed Management Fee.
(b)    Priority of Payments. Manager shall make all payments in the following order and priority: (i) first, Manager shall pay any and all Market Expenses that are due and owing to unrelated third parties; (ii) second, on a pari passu basis, Manager shall pay (x) the Rent to Landlord (on behalf of Owner) and (y) the Fixed Management Fee to itself; and (iii) finally, Manager shall pay to Owner each month, an amount equal to the Market Net Receipts for such month (the “Owner’s Distribution Amount”).
7.1.2    Currency. All amounts provided for, used, specified or otherwise described in this Agreement are expressed in United States dollars and all payments required under this Agreement shall be made in United States dollars.
7.2    Distribution of Private Label Net Proceeds. Notwithstanding anything stated to the contrary herein, including, without limitation, the terms and provisions of Section 7.1, Manager shall distribute all Private Label Net Proceeds as provided in Section 5 of the Owner’s LLC Agreement, as applicable.

8.    Manager’s Reimbursement.
8.1    With respect only to Market Receipts, if expressly approved in writing by Owner, or if otherwise expressly permitted pursuant to Section 5.1 or elsewhere in this Agreement, Manager may, after providing Owner with invoices and such other documentation as Owner may reasonably request, pay itself from Market Receipts for all actual and necessary out-of-pocket expenses, if any, which Manager incurred in accordance with this Agreement. Such reimbursement shall be made within ten (10) days after a statement has been submitted in an approved expense report format to Owner setting forth the nature of such expenses accompanied by corresponding invoices and receipts. All such reimbursed expenses shall be treated as Market Expenses.
8.2    With respect only to Private Label Proceeds, if expressly approved in writing by Owner, or if otherwise expressly permitted pursuant to this Agreement, Manager may, after providing Owner with invoices and such other documentation as Owner may reasonably request, pay itself from Private Label Proceeds for all actual and necessary out-of-pocket expenses, if any, which Manager incurred in accordance with this Agreement. Such reimbursement shall be made within ten (10) days after a statement has been submitted in an approved expense report format to Owner setting forth the nature of such expenses accompanied by corresponding invoices and receipts. All such reimbursed expenses shall be treated as Private Label Expenses.
9.    Funding Obligations. Notwithstanding any other provision of this Agreement to the contrary,
(a)    Owner is solely responsible for (i) all costs incurred in connection with renovating the Market, (ii) the cost of all furnishings, fixtures and equipment, (iii) providing any required working capital, and (iv) funding any operating deficits/shortfalls, including any deficits or shortfall caused by the payment of Management Fees.
(b)    Manager’s performance of all of its duties, responsibilities and services hereunder is expressly conditioned on either there being sufficient Market Receipts or Owner providing requisite funds on a timely basis should the Market fail to generate sufficient Market Receipts to pay its expenses, fund its capital expenditures, or provide adequate working capital. In no event shall Manager be required to personally fund any expense contemplated hereunder, whether a Market Expense or capital expenditure, provide any working capital or defer receipt of the Management Fee. Notwithstanding anything stated to the contrary contained herein, the terms and provisions of this subsection (b) shall not apply to or limit Manager’s indemnification obligations and liability therefor under Section 18.1.
10.    Insurance. Insurance policies and coverage as required under the terms of the Lease shall be obtained by Manager, as a Market Expense, (with Owner and Landlord each named as an additional insured in all such policies) and Manager shall maintain such policies at all times during the term of this Agreement. In addition, The Howard Research And Development Corporation (“HRDC”), a Maryland corporation and the sole member of Owner, may obtain, in its sole discretion and at its expense, “key man” insurance on Jean Georges in an amount up to the Landlord Contribution Amount. The cost of such “key man” insurance shall be a Market

Expense. Owner and Landlord shall be named as the primary beneficiaries under the “key man” insurance policy.
11.    Authorized Representative.
11.1    Owner Representative. Owner hereby designates Saul A. Scherl as the individual who shall have the full power and authority to act on behalf of and bind Owner as of the Effective Date (“Owner’s Representative”). Such written notice shall specify the scope of authority of such representative of Owner. Owner shall be bound by the decisions of its designated representative which are within the designated scope of authority of such representative and Manager shall have the right to rely on all such decisions. Owner may designate different individuals with authority to bind Owner by written notice to Manager.
11.2    Manager Representative. Manager, upon notice to Owner, from time to time, shall designate an individual who shall have the full power and authority to act on behalf of and bind Manager (“Manager’s Representative”). Manager shall be bound by the decisions of its designated representative, and Owner shall have the right to rely on all such decisions. Manager may designate different individuals with the authority to bind Manager by written notice to Owner and Owner’s approval.
12.    Events of Default.
12.1    Subject to the termination rights set forth in Section 13 below, each of the following if uncured after a Notice of Default and the expiration of all notice, grace and cure periods set forth in this Agreement, if applicable, shall constitute an “Event of Default” under this Agreement:
(a)    with respect to Manager, (i) Manager’s fraud, deceit or misappropriation of any funds from any of the Food and Beverage Operations or of Owner; or (ii) an assignment or other transfer (directly or indirectly) of all or any portion of Manager’s rights, or a delegation or other transfer of all or any portion of Manager’s duties, under this Agreement, except as permitted by this Agreement;
(b)    the failure of Owner or Manager to perform any of its obligations under this Agreement;
(c)    breach by a party of any representation, warranty or covenant made by such party under this Agreement;
(d)    with respect to Manager, any violation by Manager of the Laws governing the Liquor License which results in a loss of the Liquor License; or
(e)    with respect to Owner, any violation by Owner of the Laws governing the Liquor License which results in the loss of the Liquor License;
(f)    with respect to Manager, failure by Manager to pay Owner Owner’s Distribution Amount or any other amount payable to Owner by Manager as required under this

Agreement, but only if there is sufficient Available Cash to pay the Owner’s Distribution Amount or such other amount to Owner and Manager fails to pay any such amount to Owner;
(g)    with respect to Owner, the failure by Owner to fund any contributions for Operating Expenditures for the Market as required pursuant to the terms hereof; or
(h)    with respect to Owner, the failure by Owner to fund any contributions for Overhead Expenditures of the Market, as required pursuant to the terms hereof.
12.2    Each party shall give the other a written notice (“Notice of Default”) stating with reasonable particularity any alleged breach of this Agreement by such other party which, if uncured, would constitute an Event of Default, and, with respect to any provision in Sections 12.1(a) through (h), above such other party shall have (30) days after the receipt of the Notice of Default within which to cure such breach, or if such breach cannot reasonably be fully cured in such thirty (30) day period, to commence the cure within such thirty (30) day period and thereafter diligently and promptly proceed to cure as soon as possible (but in all events within sixty (60) days). If such party does not cure the breach within such thirty (30) day period, then the non-breaching party shall have such rights and remedies as are available under this Agreement and applicable law and equity, including, without limitation, the right to terminate this Agreement without penalty pursuant to Section 13.
13.    Termination of Agreement.
13.1    Termination by Owner. Owner may elect, at its option, to terminate this Agreement upon the occurrence of any of the foregoing Events of Default applicable to Manager and upon any of the following events (which such following events shall not be Events of Default under this Agreement and shall not give rise to any other rights or remedies of Owner other than the termination of this Agreement) and in the manner set forth below:
(a)    Upon prior written notice, but otherwise without penalty or opportunity to cure, if:
(i)    Manager files a voluntary or winding up petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any Laws, regulations or directives relating to insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or a substantial part of its properties; or
(ii)    the Liquor License is cancelled, suspended or revoked or is otherwise terminated because of an Event of Default by Manager.
(b)    Upon written notice without penalty in the event that (i) Manager fails to cause the license to the Protected Name to be maintained for the Term of the Agreement or (ii) Owner otherwise no longer has the right to such license or to use the Protected Name as contemplated in Section 15.1 or elsewhere in this Agreement and is not cured within thirty (30) days of written notice from Owner to Manager.
(c)    Upon written notice without penalty in the event that for any full calendar year after the third (3rd) anniversary of the Opening Date, the aggregate amount of Market Receipts for such calendar year is less than FORTY-FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00), in the aggregate; provided, however, that this Section 13.1(c) shall not apply if (i) the failure to achieve FORTY-FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00) of Market Receipts is attributable to either a Casualty or Force Majeure Event, but only to the extent that such Casualty or Force Majeure Event actually causes the Market to close for business, in which event, and only for such event, the FORTY-FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00) Market Receipts threshold shall be reduced on an equitable, pro-rated basis, factoring in the total number of days that the Market closed for business, as a direct result of a Casualty or Force Majeure Event, relative to the number of days for the then applicable calendar year, or (ii) the applicable failure to achieve the Market Receipts threshold has been cured timely in accordance with the terms of the Lease.
13.2    Termination by Manager. Manager may elect, at its option, to terminate this Agreement upon the occurrence of any of the foregoing Events of Default applicable to Owner and upon any of the following events (which such following events shall not be Events of Default under this Agreement and shall not give rise to any other rights or remedies of Manager other than the termination of this Agreement) and in the manner set forth below:
(a)    Upon prior written notice, but otherwise without penalty or opportunity to cure, if:
(i)    the Tin Building or Market suffers material damage due to any act of God, fire, natural disaster, accident, labor strife, act of government, shortages of materials or supplies, or any other cause beyond the reasonable control of the parties and ceases operations for a period of ninety (90) consecutive days; or
(ii)    the Liquor License is terminated because of an Event of Default by Owner.
(b)    Upon written notice without penalty in the event that an Event of Default by Owner has occurred under either Sections 12.1 (g) or 12.1 (h) and is not cured within fifteen (15) days of written notice from Manager to Owner.
13.3    Procedure For Termination. If either party elects to terminate this Agreement pursuant to their rights set forth in this Section 13, such party shall deliver written notice of such election to the other party, and this Agreement shall terminate on that date that is fifteen (15) days following the date of receipt of such notice by the other party. Upon such termination, neither party shall have any further obligations under this Agreement except for any provisions of this Agreement that expressly provide that they survive the expiration or termination of this Agreement, including, without limitation, the respective obligations of Owner and Manager pursuant to Section 14.2.

14.    Actions to be Taken Upon Termination.
14.1    Licenses. Upon termination or expiration of this Agreement, all operating permits (except the Liquor License) held by Manager for the Market (collectively “Licenses”) shall be assigned to Owner or its designee, provided, however, if any of the foregoing are not subject to immediate assignment, and provided the use of a License by a party other than the party to whom the License is issued is permitted under the Laws, Manager shall enter into a separate agreement with Owner permitting Owner to use such License at its sole cost, expense and risk, and Owner shall indemnify Manager for Owner’s use of such Licenses until such time as the License is transferred to Owner or Owner obtains a new License, but in no event more than thirty (30) days. The foregoing provisions shall not apply to the Liquor License, which the parties acknowledge is not transferrable.
14.2    Accounting and Payments.
(a)    Upon the expiration or any termination of this Agreement, Owner and Manager shall promptly account to each other with respect to all matters outstanding as of the effective date of the expiration or termination. All obligations of Manager and Owner under this Section 14.2(a) shall survive the expiration or earlier termination of this Agreement.
(b)    Within thirty (30) days after the termination or expiration of this Agreement and provided that Manager has paid over to Owner all funds in all accounts and complied with its other obligations as provided in subsection (a) above, Owner shall pay to Manager the amount of any Management Fee that is due to Manager under Section 7.1.1. All obligations of Owner under this Section 14.2(b) shall survive the expiration or earlier termination of this Agreement.
14.3    Surrender of Premises. The Manager agrees that upon the effective date of the expiration or termination of this Agreement, Manager immediately will cease acting as the manager of the Food and Beverage Operations and vacate the Premises in an orderly fashion.
14.4    Employees. The Manager hereby agrees that (i) Owner may make offers of employment (in its sole and absolute discretion) to any employees of Manager who were working at the Market at or prior to the effective date of the expiration or termination of this Agreement and (ii) Manager will not prevent such employees from accepting the terms of such employment or otherwise prevent Owner from hiring these employees, notwithstanding any non-compete, non-solicitation or other similar agreements or arrangements that Manager may have with such employees.
14.5    Survival. This Section 14 shall survive the expiration or termination of this Agreement.

15.    Intellectual Property.
15.1    Name of Market.
(a)    The name of the Market shall be “Jean Georges Food Hall”, or such other name determined by Owner, in its sole and absolute discretion (the “Name”). The parties agree and acknowledge that the Name, and all related intellectual property, including, without limitation, all trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the Name and/or “JG”, “JGV” and/or “Jean Georges Vongerichten,” in each case, in whole or part, and all Work Product (excluding all Private Label Products and Private Label Work Product), and all goodwill generated in connection with Owner’s use of any of the above (collectively, the “Protected Name”), shall be owned by Manager or, in Manager’s sole discretion, by an Affiliate of Manager (the “Name Owner”).
(b)    Manager hereby grants Owner the exclusive right, during the Term of this Agreement, to use the Protected Name, without charge, solely as the name of the Market and in connection with the promotion, advertising and operation of the Market, and also, in connection with the promotion, advertising, marketing and sales of Private Label Products, provided each and every new use shall be subject to Manager’s prior review and approval. Owner shall not have the right to make any other use of the Protected Name, and may not brand any merchandise or materials with the Protected Name, other than (i) merchandise or materials sold at, or used in connection with the advertising, promotion or operation of the Market, and (ii) the advertising, marketing, promotion or sale of Private Label Products. If Manager is not the Name Owner, Manager shall obtain from the Name Owner all rights necessary for Manager to grant the rights in the Protected Name granted herein during the Term of this Agreement. The rights in the Protected Name, without charge, granted herein shall be revocable by Name Owner only in the event this Agreement expires or is terminated by either Manager or Owner.
(c)    Upon termination or expiration of this Agreement, Owner shall cease using the Protected Name for any and all purposes and uses, including, without limitation, at the Market or any other location worldwide, and/or in all promotional and advertising materials, and Owner shall immediately change the name of the Market and remove all indicia of the Protected Name from the Market, unless otherwise agreed by the Parties pursuant to the terms and provisions of a post contract termination licensing agreement, signed by the Parties hereto. The parties acknowledge that Name Owner may not have an adequate remedy at law for any violations of the foregoing restrictions, and shall have the right to seek equitable and injunctive relief in the event of any use of the Protected Name that is in violation of terms of this Agreement without the necessity of posting bond.
15.2    Intellectual Property, Ownership and Protection.
(a)    Owner specifically acknowledges that the rights granted to it pursuant to this Agreement shall not prevent or prohibit the Name Owner or any licensee of Name Owner from commercializing or otherwise utilizing (and retaining all profits from) the Protected Name in any endeavor other than as specifically set forth herein.
(b)    Nothing contained in this Agreement shall be construed to confer upon Owner or to vest in Owner any right of ownership to the Protected Name. At no time shall Owner directly or indirectly attempt to register or cause to be registered any rights in the Protected Name or in any names, marks, logos or other materials identical or substantially or confusingly similar to any of the materials comprising the Protected Name (including any intuitive variations thereof), anywhere in the world. It is understood and agreed that Owner shall not acquire and shall not claim any title to the Protected Name by virtue of the license granted to Owner, or through Owner’s use of the Protected Name. Owner further agrees, to the fullest extent permitted by law, not to institute or participate in any proceedings which challenge the validity of: (i) the Protected Name or (ii) the Name Owner’s ownership thereof.
(c)    Owner shall use commercially reasonable efforts to assist Name Owner, at Name Owner’s sole cost and expense and upon written request, to obtain any trademark registrations or other proprietary documents desired by Name Owner in connection with the Protected Name, without limitation, by executing any instruments, acknowledgments, assignments or similar documents Name Owner deems necessary or advisable to confirm or effectuate Name Owner’s ownership of said subject matter.
(d)    Owner shall use commercially reasonable efforts to promptly advise Name Owner of any infringement, unauthorized use or misuse of the Protected Name that Owner discovers (“infringement”). Upon the written request of Name Owner, Owner shall forward to the party responsible for any such infringement, a warning letter in a form submitted by Name Owner in respect of the infringement. Owner agrees to use commercially reasonable efforts to assist and cooperate with Name Owner, at Name Owner’s sole cost and expense, in terminating infringing uses, including the furnishing of documentary evidence or evidentiary materials which Name Owner requires for the purpose of terminating such uses. In addition, Owner undertakes to use commercially reasonable efforts to assist and cooperate with Name Owner in the prosecution of any lawsuits, legal actions or other proceedings which, in the opinion of Name Owner, are necessary or advisable to protect the Protected Name; provided, however, that (x) the cost of all such lawsuits, legal actions or other proceeding shall be the sole responsibility of, and shall be paid by, Name Owner and (y) Name Owner and Manager shall indemnify, defend and hold Owner harmless with respect to the cost of, and from any damages or other amounts imposed on, resulting from or paid by, Owner in connection with any legal or other actions concerning the Protected Name. The right to protect the Protected Name, as well as the right to determine the manner of protection, shall at all times rest exclusively with Name Owner.
(e)    To the extent Owner creates, develops, makes, works on or conceives, individually or jointly with others, during the Term of this Agreement, any trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the Name and/or “JG”, “JGV” and/or “Jean Georges Vongerichten,” in each case, in whole or part, but in each case, excluding any Private Label Products and Private Label Work Product (collectively, “Work Product”), Owner agrees that it will disclose promptly and fully to the Name Owner all such Work Product and shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered the property of the Name Owner and upon creation, development and conception, shall be deemed included in the Protected Name and owned by the Name Owner and licensed to Owner, at no cost, pursuant to this Agreement. Owner shall obtain from any third party making a contribution to the creation of any such Work Product an acknowledgement in form and substance acceptable to Name Owner that such third party shall not own or retain any rights, title or interest in the Work Product being created and further providing that the third party thereby assigns all of its rights, title and interest in such work directly to the Name Owner or to Owner, so that the applicable vesting of rights in the Name Owner or assignment by Owner to the Name Owner shall grant full rights to the created Work Product to Name Owner.
(f)    All Work Product shall be owned by the Name Owner and all copyrightable Work Product shall be deemed “works made for hire” of the Name Owner at the time of creation under the Copyright Act of the United States of America, 17 U.S.C. §101 et seq. Owner acknowledges that the Name Owner has specially ordered and/or commissioned such copyrightable Work Product as works made for hire, and further acknowledges that the Name Owner is the sole and exclusive author of the Work Product and the sole and exclusive owner for all purposes of the Work Product and any and all rights, title and interests therein, now known or hereafter created, throughout the universe and in perpetuity, and of all renewals and/or extensions thereof and the trademarks and all goodwill associated therewith. Except as provided herein and subject to the licenses set forth herein, the Name Owner shall have the sole and exclusive right to exploit and/or use the Work Product, in whole or part, in perpetuity, throughout the universe, in any and all media, whether now known or hereinafter devised, alone or combined together or as part of any other works of any kind or nature.
(g)    If for any reason, any of the copyrightable Work Product does not vest in the Name Owner as a work made for hire, and with respect to all other Work Product, then for the consideration set forth in this Agreement, the sufficiency and receipt of which is hereby acknowledged by Owner, Owner hereby irrevocably and absolutely assigns, sets over and grants to the Name Owner, its successors and assigns, free from all restrictions and limitations, all rights, title and interests in and to such Work Product, whether now known or hereafter created, throughout the universe and in perpetuity, including, without limitation, all intellectual property contained in such Work Product (including but not limited to the trademarks and copyrights, and all renewals and extensions thereof, the goodwill associated therewith and the right to prepare all derivative works and make modifications to the Work Product); the right to make any and all additional contracts, agreements and arrangements with respect to the Work Product; and the right to make any and all decisions affecting the Work Product; and Owner further agrees to take all actions reasonably requested by the Name Owner to evidence such assignment and transfer.
(h)    Owner hereby abandons, forfeits, waives and relinquishes all rights generally known as “moral rights,” rights of attribution and/or rights of integrity that Owner might otherwise have had with respect to the Work Product to the fullest extent permitted by law. To the extent Owner retains any such rights under applicable law, Owner hereby ratifies and consents to any action that may be taken with respect to such moral rights by, or authorized by, the Name Owner and Owner agrees not to assert any moral rights with respect thereto. Except as provided herein, Owner understands and agrees that no royalty or other payment is or will be due or payable to Owner or any other person or entity as a result of any of the efforts of Name Owner to commercialize or use any of the Work Product. Owner represents and warrants that it has not knowingly incorporated, and covenants that it shall not knowingly incorporate, any invention, original work of authorship, development, concept, improvement, or trade secret of, or owned in whole or in part by, any third-party, into any of the Work Product without Name Owner’s prior written permission from the Name Owner.
(i)    Sections 15.1 and 15.2 shall survive the termination of this Agreement. The Name Owner is an express third-party beneficiary of Sections 15.1 and 15.2. No amendment or modification of Sections 15.1 and 15.2 shall be effective unless approved in writing by Name Owner. Owner hereby agrees that it shall not use, nor grant any sublicense (or otherwise give) to any other person any right to use, the Protected Name in connection with any business or enterprise, including, without limitation, any business other than the Market.
15.3    Private Label Products.
(a)    The names of all Private Label Products shall be “[______________]”, or such other name determined by Owner, in consultation with Manager (collectively, the “Private Label Names”). The parties agree and acknowledge that all Private Label Names, and all related intellectual property, including, without limitation, all trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the Private Label Names regardless of whether any such Private Label Names that contain or use the names, “Jean Georges”, “Jean Georges Vongerichten, “JG” or “JGV”, or any biographical data or photograph of Jean Georges Vongerichten and all goodwill generated in connection with any of the above (collectively, the “Private Label Protected Names”), shall be owned by Owner or, in Owner’s sole discretion, by an Affiliate of Owner (the “Private Label Name Owner”).
(b)    Owner hereby grants Manager the right, during the Term of this Agreement, to use the Private Label Protected Names, without charge, solely as the name of the Private Label Products and in connection with the promotion, advertising, marketing and sales of the Private Label Products, provided each and every new use shall be subject to Owner’s prior review and approval. Manager shall not have the right to make any other use of the Private Label Protected Names, and may not brand any merchandise or materials with the Private Label Protected Names, other than in connection with, the promotion, advertising, marketing or sales (wherever made) of the Private Label Products. If Owner is not the Private Label Name Owner, Owner shall obtain from the Private Label Name Owner all rights necessary for Owner to grant the rights in the Private Label Protected Names granted herein during the Term of this Agreement. The rights in the Private Label Protected Names, without charge, granted herein shall be revocable by Private Label Name Owner only in the event this Agreement expires or is terminated by either Manager or Owner. The parties acknowledge and agree that the Private Label Name Owner may not have an adequate remedy at law for any violations of the foregoing restrictions, and shall have the right to seek equitable and injunctive relief in the event of any use of the Private Label Protected Names that is in violation of terms of this Agreement without the necessity of posting bond.
(c)    Upon expiration or termination for any reason other than an Event of Default by Manager under this Agreement or the Owner’s LLC Agreement, upon notice from Manager, Owner shall transfer all of its right, title and interest in the Private Label Products and Private Label Work Product to Manager or to its Affiliates (“Private Label IP Transfer”), upon Manager’s payment to Owner of the full amount of all Private Label Net Losses not recouped by Owner as of the date of the Private Label IP Transfer; provided, however, that, if this Agreement is terminated because of an Event of Default by Manager hereunder or under the Owner LLC Agreement, then (A) Owner shall remain the owner of the Private Label Products and Private Label Work Product, and Owner shall have no obligation (and Manager shall have no right to cause Owner) to effectuate the Private Label IP Transfer for any reason whatsoever, (B) Manager shall cease using the Private Label Protected Names and all Private Label Work Product for any and all purposes and uses, at any location worldwide, and (C) Owner shall discontinue use of and remove all indicia of the Protected Name and Jean Georges’ image or likeness, from any Private Label Products, unless otherwise agreed by the Parties in writing, pursuant to the terms and provisions of a post contract termination licensing agreement, signed by the Parties hereto.
15.4    Private Label Products Intellectual Property, Ownership and Protection.
(a)    Manager specifically acknowledges that the rights granted to it pursuant to this Agreement shall not prevent or prohibit the Private Label Name Owner or any licensee of Private Label Name Owner from commercializing or otherwise utilizing (and retaining all profits from) the Private Label Protected Names in any endeavor other than as specifically set forth herein.
(b)    Nothing contained in this Agreement shall be construed to confer upon Manager or to vest in Manager any right of ownership to the Private Label Protected Names. At no time shall Manager directly or indirectly attempt to register or cause to be registered any rights in the Private Label Protected Names or in any names, marks, logos or other materials identical or substantially or confusingly similar to any of the materials comprising the Private Label Protected Names (including any intuitive variations thereof), anywhere in the world. It is understood and agreed that Manager shall not acquire and shall not claim any title to the Private Label Protected Names by virtue of the license granted to Manager, or through Manager’s use of the Private Label Protected Names. Manager further agrees, to the fullest extent permitted by law, not to institute or participate in any proceedings which challenge the validity of: (i) the Private Label Protected Names or (ii) the Private Label Name Owner’s ownership thereof.
(c)    Manager shall use commercially reasonable efforts to assist Private Label Name Owner, at Private Label Name Owner’s sole cost and expense and upon written request, to obtain any trademark registrations or other proprietary documents desired by Private Label Name

Owner in connection with the Private Label Protected Names, without limitation, by executing any instruments, acknowledgments, assignments or similar documents Private Label Name Owner deems necessary or advisable to confirm or effectuate Private Label Name Owner’s ownership of said subject matter.
(d)    Manager shall use commercially reasonable efforts to promptly advise Private Label Name Owner of any infringement, unauthorized use or misuse of the Private Label Protected Names that Manager discovers (“infringement”). Upon the written request of Private Label Name Owner, Manager shall forward to the party responsible for any such infringement, a warning letter in a form submitted by Private Label Name Owner in respect of the infringement. Manager agrees to use commercially reasonable efforts to assist and cooperate with Private Label Name Owner, at Private Label Name Owner’s sole cost and expense, in terminating infringing uses, including the furnishing of documentary evidence or evidentiary materials which Private Label Name Owner requires for the purpose of terminating such uses. In addition, Manager undertakes to use commercially reasonable efforts to assist and cooperate with Private Label Name Owner in the prosecution of any lawsuits, legal actions or other proceedings which, in the opinion of Private Label Name Owner, are necessary or advisable to protect the Private Label Protected Names; provided, however, that (x) the cost of all such lawsuits, legal actions or other proceeding shall be the sole responsibility of, and shall be paid by, Private Label Name Owner and (y) Private Label Name Owner and Owner shall indemnify, defend and hold Manager harmless with respect to the cost of, and from any damages or other amounts imposed on, resulting from or paid by, Manager in connection with any legal or other actions concerning the Private Label Protected Names. The right to protect the Private Label Protected Names, as well as the right to determine the manner of protection, shall at all times rest exclusively with Private Label Name Owner.
(e)    To the extent Manager or its Affiliates creates, develops, makes, works on or conceives, individually or jointly with others, during the Term of this Agreement, any trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the Private Label Protected Name and/or the TB Protected Name, in each case, in whole or part, but notwithstanding the foregoing, only relating to or only in connection with, any and all Private Label Products, excepting therefrom any Work Product (collectively, “Private Label Work Product”), Manager agrees that it will disclose promptly and fully to the Private Label Name Owner all such Private Label Work Product and shall make and maintain adequate and current written records and evidence of all Private Label Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered the property of the Private Label Name Owner and upon creation, development and conception, shall be deemed included in the Private Label Protected Names and owned by the Private Label Name Owner and licensed to Manager, at no cost, pursuant to this Agreement. Manager shall obtain from any third party making a contribution to the creation of any such Private Label Work Product an acknowledgement in form and substance acceptable to Private Label Name Owner that such third party shall not own or retain any rights, title or interest in the Private Label Work Product being created and further providing that the third party thereby assigns all of its rights, title and interest in such work directly to the Private Label Name Owner or to Manager, so that the applicable vesting of rights in the Private Label Name Owner or assignment by Manager to the Private Label Name Owner shall grant full rights to the created Private Label Work Product to Private Label Name Owner.
(j)    All Private Label Work Product shall be owned by the Private Label Name Owner and all copyrightable Private Label Work Product shall be deemed “works made for hire” of the Private Label Name Owner at the time of creation under the Copyright Act of the United States of America, 17 U.S.C. §101 et seq. Manager acknowledges that the Private Label Name Owner has specially ordered and/or commissioned such copyrightable Private Label Work Product as works made for hire, and further acknowledges that the Private Label Name Owner is the sole and exclusive author of the Private Label Work Product and the sole and exclusive owner for all purposes of the Private Label Work Product and any and all rights, title and interests therein, now known or hereafter created, throughout the universe and in perpetuity, and of all renewals and/or extensions thereof and the trademarks and all goodwill associated therewith. Except as provided herein and subject to the licenses set forth herein, the Private Label Name Owner shall have the sole and exclusive right to exploit and/or use the Private Label Work Product, in whole or part, in perpetuity, throughout the universe, in any and all media, whether now known or hereinafter devised, alone or combined together or as part of any other works of any kind or nature.
(k)    If for any reason, any of the copyrightable Private Label Work Product does not vest in the Private Label Name Owner as a work made for hire, and with respect to all other Private Label Work Product, then for the consideration set forth in this Agreement, the sufficiency and receipt of which is hereby acknowledged by Manager, Manager hereby irrevocably and absolutely assigns, sets over and grants to the Private Label Name Owner, its successors and assigns, free from all restrictions and limitations, all rights, title and interests in and to such Private Label Work Product, whether now known or hereafter created, throughout the universe and in perpetuity, including, without limitation, all intellectual property contained in such Private Label Work Product (including but not limited to the trademarks and copyrights, and all renewals and extensions thereof, the goodwill associated therewith and the right to prepare all derivative works and make modifications to the Private Label Work Product); the right to make any and all additional contracts, agreements and arrangements with respect to the Private Label Work Product; and the right to make any and all decisions affecting the Private Label Work Product; and Manager further agrees to take all actions reasonably requested by the Private Label Name Owner to evidence such assignment and transfer.
(l)    Manager hereby abandons, forfeits, waives and relinquishes all rights generally known as “moral rights,” rights of attribution and/or rights of integrity that Manager might otherwise have had with respect to the Private Label Work Product to the fullest extent permitted by law. To the extent Manager retains any such rights under applicable law, Manager hereby ratifies and consents to any action that may be taken with respect to such moral rights by, or authorized by, the Private Label Name Owner and Manager agrees not to assert any moral rights with respect thereto. Except as provided herein, Manager understands and agrees that no royalty or other payment is or will be due or payable to Manager or any other person or entity as a result of any of the efforts of Private Label Name Owner to commercialize or use any of the Private Label Work Product. Manager represents and warrants that it has not knowingly incorporated, and covenants that it shall not knowingly incorporate, any invention, original work of authorship, development, concept, improvement, or trade secret of, or owned in whole or in part by, any third-party, into any of the Private Label Work Product without Private Label Name Owner’s prior written permission from the Private Label Name Owner.
(m)    Sections 15.3 and 15.4 shall survive the expiration or termination of this Agreement. The Private Label Name Owner is an express third-party beneficiary of Sections 15.3 and 15.4. No amendment or modification of Sections 15.3 and 15.4 shall be effective unless approved in writing by Private Label Name Owner. Manager hereby agrees that it shall not use, nor grant any sublicense (or otherwise give) to any other person any right to use, the Private Label Protected Names in connection with any business or enterprise, including, without limitation, any business other than the Market.
15.5    Tin Building Name.
(a)    The name of the building in which the Market is located, shall be the “Tin Building”, or such other name determined by Owner, in its sole and absolute discretion (the “Tin Building Name”). The parties agree and acknowledge that the Tin Building Name, and all related intellectual property, including, without limitation, all trade names, trademarks, service marks, brands, marks, logos, trade dress, copyrights, recipes, cooking techniques and materials or other works of authorship, inventions, discoveries, improvements, designs, data and/or intellectual property of, related to and/or derived from the Tin Building Name, in each case, in whole or part, and all of Owner’s Work Product and all goodwill generated in connection with Owner’s use of any of the above (collectively, the “TB Protected Name”), shall be owned by Owner or, in Owner’s sole discretion, by an Affiliate of Owner (the “TB Name Owner”).
(b)     Manager shall not use the TB Protected Name for any purpose or use without TB Name Owner’s prior written consent. The parties acknowledge that TB Name Owner may not have an adequate remedy at law for any violations of the foregoing restrictions, and shall have the right to seek equitable and injunctive relief in the event of any use of the TB Protected Name, that is in violation of terms of this Agreement without the necessity of posting bond.
15.6    Intellectual Property, Ownership and Protection of Tin Building Name.
(a)    Nothing contained in this Agreement shall be construed to confer upon Manager or to vest in Manager any right of ownership to the TB Protected Name. At no time shall Manager directly or indirectly attempt to register or cause to be registered any rights in the TB Protected Name or in any names, marks, logos or other materials identical or substantially or confusingly similar to any of the materials comprising the TB Protected Name (including any intuitive variations thereof), anywhere in the world. It is understood and agreed that Manager shall not acquire and shall not claim any title to the TB Protected Name. Manager further agrees, to the fullest extent permitted by law, not to institute or participate in any proceedings which challenge the validity of: (i) the TB Protected Name or (ii) the TB Name Owner’s ownership thereof.
(b)     Manager shall use commercially reasonable efforts to assist TB Name Owner, at its sole cost and expense and upon written request, to obtain any trademark registrations or other proprietary documents desired by TB Name Owner in connection with the TB Protected Name, without limitation, by executing any instruments, acknowledgments, assignments or similar documents TB Name Owner deems necessary or advisable to confirm or effectuate Name Owner’s ownership of said subject matter.
(c)    Sections 15.5 and 15.6 shall survive the termination of this Agreement. The owner of the TB Protected Name is an express third-party beneficiary of Sections 15.5 and 15.6. No amendment or modification of Sections 15.5 and 15.6 shall be effective unless approved in writing by Owner. Manager hereby agrees that it shall not use, nor grant any sublicense (or otherwise give) to any other person any right to use, the TB Protected Name in connection with any business or enterprise, including, without limitation, any market other than the Market.
16.    Casualty. In the event of any damage or loss to the Premises, the FF&E, the Market, or any of the Food and Beverage Operations by fire or other casualty (each a “Casualty”), upon becoming aware, Manager shall give immediate written notice thereof to Owner. Owner and Manager each hereby agree that the provisions of the Lease shall control the Casualty.
17.    Subordination. This Agreement and the rights of the parties hereunder shall at all times be subject and subordinate to all Mortgages now or hereafter covering the operation and management of the Tin Building, Pier 17 Building and operating leases or similar financing agreements which may now or hereafter be outstanding, and to all renewals, modifications, consolidations, replacements, and extensions thereof. This Section shall be self-operative and no further instrument of subordination shall be required to effectuate the terms hereof; provided, however, Manager covenants and agrees promptly to execute and deliver any certificate or other document that Owner, lessor, manager or any mortgagee or deed of trust beneficiary under any such Mortgage may request as to such subordination; subject to Manager’s review and commercially reasonable comments thereto, and Owner reimbursing Manager for reasonable legal fees and expenses incurred in connection therewith, provided that the reimbursement for such legal fees and expenses shall not exceed $3,500 in the aggregate.
18.    Indemnification.
18.1    By Manager. To the fullest extent permitted by Law, Manager shall indemnify, defend and hold harmless Owner and its Affiliates, officers, directors, partners, members, trustees, employees and agents (individually, and collectively, “Owner Indemnified Person”) from any and all liability (common law, equitable, statutory, and punitive), claim, loss, damage or expense, including, but not limited to, reasonable attorneys’ fees sustained by or asserted against an Owner Indemnified Person if such liability, claim, loss, damage or expense results from or arises out of any gross negligence or willful misconduct of Manager or its Affiliates, or any person employed by Manager or its Affiliates in the performance of this Agreement unless such liability, claim, loss, damage or expense arises out of a material breach of this Agreement or any acts or omissions by Owner and/or its Affiliates, or their officers, directors, partners, members, trustees, employees or agents or unless such claims, loss, damage or expense are waived and released pursuant to Section 18.3 below. The foregoing indemnification provision shall survive the expiration or termination of this Agreement.
18.2    By Owner. To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless Manager and its Affiliates, and their officers, directors, partners, members, employees and agents (individually and collectively, “Manager Indemnified Person”) from and against any and all liability (common law, equitable, statutory, and punitive), claim, loss, damage or expense, including, but not limited to, reasonable attorneys’ fees sustained by or asserted against a Manager Indemnified Person if such liability, claim, loss, damage or expense, results from or arises out of (i) the business and/or operations of the Market, including any negligent act or willful misconduct of Owner or any of its affiliates, or any person employed or engaged by Owner or any of its affiliates, (ii) any wage, compensation or benefit claim by any Employee, or any employee or prior employee of Owner, or any affiliate of Owner if such claim results from, or is related to, Owner’s prior employment of such Employee or the terms of such prior employment or (iii) any gross negligence or willful misconduct of Owner or its Affiliates or any person employed by Owner or any of its Affiliates in the performance of this Agreement, unless and to the extent that, in each such case, the liability, claim, loss, damage or expense is caused by, or arises out of, a material breach of this Agreement or any negligence or willful misconduct by Manager or any of its Affiliates, or any of their respective officers, directors, partners, members, trustees, employees or agents. The foregoing indemnification provisions shall survive the expiration or termination of this Agreement.
18.3    Waiver of Subrogated Claims. Owner and Manager each hereby waive any and all rights of recovery against the other, or against the members, managers, officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if and to the extent such loss or damage is covered and actually paid by an insurance policy in force at the time of such loss or damage.
18.4    WARN Act/Transfer Liability Indemnity. Owner shall indemnify, defend and hold Manager, its Affiliates, and all of their respective officers, directors, employees, agents, successors and permitted assigns, jointly and severally (collectively, the “Indemnified Parties”) harmless from any claims, costs, liabilities, demands, penalties, obligations, attorneys’ fees or charges arising under, each as amended, the Federal Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Immigration Reform and Control Act, the National Labor Relations Act, the New York Labor Law (including but not limited to the NY Hospitality Industry Wage Order), the New York Worker Adjustment and Retraining Notification Act, the New York City Fair Workweek Law, any statutory, contractual, or promised leave or other time off entitlement, payout, or accrual, any expense incurred that is subject to reimbursement, any breach of contract or breach of other quasi-contractual theories, any other accrued compensation entitlement, any required employee (or independent contractor) paperwork, pay notices, pay statements, or other notices, postings, or paperwork required for new, existing, or former employees (or independent contractors), and/or any other similar federal, state, and or local statute, law, and/or ordinance, as well as any regulations implementing any of the foregoing, which accrue on or prior to the Effective Date of this Agreement.
18.5    Notwithstanding anything stated to the contrary contained herein, (i) any liabilities, claims, losses, damages or expenses for which Manager is liable and responsible to pay, pursuant to or in connection with Manager’s indemnities under this Section 18, shall not constitute a Market Expense, and shall not be paid as a Market Expense hereunder; (ii) Owner reserves and maintains the right to approve all employment counsel in connection with Owner’s indemnities under Section 18.2; and (iii) Manager shall not settle any action or claim against an Owner Indemnified Person in connection with or arising out of Section 18 of this Agreement, or in connection with, Owner’s indemnities under Section 18, in excess of $25,000 without Owner’s prior written consent.
19.    Confidential Information; Non-Disparagement.
19.1    Confidential Information. Owner and Manager acknowledge that each may receive certain material which is not publicly known concerning the business and affairs of the other (including without limitation the terms of this Agreement; collectively “Confidential Information”) in connection with this the Agreement, and agree that each of them has a proprietary interest in their respective Confidential Information. No party will disclose Confidential Information except (a) to their agents, attorneys or accountants or (b) as may be required by applicable law (including legal requirements applicable to Owner or a related entity as a publicly held company), by court order, or by obligations imposed on the disclosing party pursuant to any listing agreement with any national securities exchange. All disclosures of Confidential Information to a party, its agents, employees and sublicensees shall be held in strict confidence by such party, its agents, employees and sublicensees, and such party may disclose the Confidential Information only to those of its agents, employees and sublicensees to whom it is necessary in order to properly carry out their duties hereunder. No party shall use the Confidential Information of the other after the expiration or termination of this Agreement and shall, upon request, return all copies of the Confidential Information to the other as soon as practicable after the expiration or termination of this Agreement.
19.2    Disclosure. For the purposes of this Agreement, all terms regarding the use, disclosure, return and destruction of Confidential Information shall apply to all (i) copies or other reproductions of any Confidential Information provided to, for or on behalf of the Receiving Party pursuant to this Agreement, and (ii) summaries, abstracts, compilations, analyses and other documents or materials produced by, for or on behalf of the Receiving Party based on any Confidential Information, but only to the extent of the portion thereof containing excerpted Confidential Information.
19.3    Dissemination of Information. All dissemination of information with respect to this Agreement or the transactions contemplated hereby including, without limiting the generality of the foregoing, releases to the news media generally and advertising, shall be in the form as the parties may mutually agree upon as to the content and neither party shall disseminate any information with respect to this Agreement or the transactions contemplated hereby at any time without the consent of the other except as may be required by law.
19.4    No Statements. The parties agree not to engage in any act or say anything (either directly or by or through another person) that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Market, Owner, Manager or each of their respective Affiliates, customers, employees, officers, directors or shareholders prior to or after the expiration or termination of this Agreement.
19.5    Survival. The provisions of this Section 19 shall survive the expiration or termination of this Agreement.
20.    Disclaimer; Limitation of Liability. Each party agrees that neither party has made any representations or warranties to the other regarding the amount of Market Receipts that the Market will generate, the amount of the fees that will be earned by Manager, the profits that Owner or Manager may expect to receive, the number of guests who will visit the Market or the Tin Building, or any other representations or warranties that are not expressly set forth in this Agreement. Each party is sophisticated and knowledgeable in business matters and is relying only on its own research and due diligence in deciding to enter into this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, NOR FOR ANY LOST PROFITS OR LOST BUSINESS OPPORTUNITIES, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
21.    Miscellaneous.
21.1    Notices. Any and all notices, by either party to be delivered to for the other shall be sent by (i) recognized overnight courier, or (ii) by registered or certified mail, return receipt requested, to (a) Owner c/o The Howard Hughes Corporation, One Galleria Tower, 22nd Floor, 13355 Noel Road, Dallas, Texas 75240 Attention: General Counsel and (b) to Manager at 11 Prince Street, Fl. 2, New York, New York 10012, Attention: Jean Georges Vongerichten, with a copy to Golenbock Eiseman Assor Bell & Peskoe, LLP, 711 Third Avenue, New York, NY 10017, Attention: Lawrence R. Haut, Esq., respectively, unless any party shall have designated different addresses by serving written notice of change of address on the other parties pursuant to this Section 21.1.
21.2    Integration. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them with respect to the subject matter of this Agreement as of the Effective Date.
21.3    No Amendment. This Agreement may not be changed, supplemented or modified except by another agreement in writing signed by Owner and Manager.
21.4    No Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

21.5    Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
21.6    Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Any action on an arbitration award or any action for injunctive relief shall be brought exclusively in the state and federal courts located in New York County, New York with the case tried before the Court and each party irrevocably submits to such jurisdiction.
21.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
21.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.
21.9    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement, or the application of such terms or provisions to the person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
21.10    Exclusivity. While this Agreement is in effect, Manager and its principals, employees and affiliates shall not, directly or indirectly, announce or operate another Jean Georges seafood market concept within the City of New York.
21.11    Experience. The parties represent that each is knowledgeable and sophisticated in business matters, including the subject matter of this Agreement, the parties have read this Agreement and each party understands its terms. The parties acknowledge that, prior to assenting to the terms of this Agreement; each has been given a reasonable time to review it, to consult with counsel of its choice and to negotiate at arm’s length as to its contents. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this agreement freely and voluntarily and without pressure or coercion from anyone.
21.12    Authority.
21.12.1.    By Owner. Owner represents and warrants to Manager that (i) Owner has full power and authority to execute and deliver this Agreement and to perform all obligations of Owner hereunder, and (ii) the execution and delivery by the signer on behalf of Owner and the performance by Owner of its obligations hereunder has been duly and validly authorized by all necessary action by Owner.

21.12.2.    By Manager. Manager represents and warrants to Owner that (i) Manager has full power and authority to execute and deliver this Agreement and to perform all obligations of Manager hereunder, and (ii) the execution and delivery by the signer on behalf of Manager and the performance by Manager of its obligations hereunder has been duly and validly authorized by all necessary action by Manager.
21.13    Termination of Prior Management Agreement and Release of Claims.
21.13.1.    Termination of Prior Agreements. Prior Manager, Manager and Owner each hereby acknowledge and agree that the Prior Management Agreement shall be terminated in its entirety on the Effective Date (without any further action required to be taken by any party) and shall have no further force or effect from and after such date.
21.13.2.    Release of Claims. Prior Manager, Manager and Owner each hereby acknowledge and agree that each of them hereby fully and unconditionally releases the other party (and any Affiliate of such other party) from and against any and all past, present and future claims, whether known or unknown, that either party (or any of its Affiliates) has, or may have, against the other party (or any of its Affiliates) under, or in respect of, the Prior Management Agreement, and from and against any and all liability related to the Prior Management Agreement or with respect to any claims under, or related to, the Prior Management Agreement or any transaction described therein, except for claims arising under Section 7.
21.14    Assignment. Manager shall not voluntarily or involuntarily, by operation of law or otherwise, assign any right or delegate any obligation under this Agreement to any party (including, without limitation, any of Manager’s Affiliates), without, in each instance, obtaining the Owner’s prior written consent. Any purported delegation or assignment in violation of this Section is void.
21.15    Prohibition on Other Markets. During the Term, Manager hereby agrees that neither Manager nor any Affiliate of Manager shall own, operate, manage, invest or otherwise be involved in any other mixed-use retail and restaurant food halls or markets that are substantially similar to the Market. For purposes of clarity, and solely by way of example, the market operated by Manager at Edition in Miami, Florida, shall not be considered to be substantially similar to the Market for the purposes of this Section 21.15.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

OWNER:		MANAGER:
FULTON SEAFOOD MARKET, LLC,		CREATIVE CULINARY MANAGEMENT
a Delaware limited liability company		COMPANY LLC,
a New York limited liability company

By:	/s/ David O'Reilly	By:	/s/ Jean-Georges Vongerichten
Name:	David O'Reilly	Name:	Jean-Georges Vongerichten
Title:	President & Chief Financial Officer	Title:	Proprietor

With respect to Section 21.13 hereof only:

PRIOR MANAGER:
VS-Fulton Seafood Market, LLC

By:	/s/ Jean-Georges Vongerichten
Name:	Jean-Georges Vongerichten
Title:	Authorized Signatory
Signature Page to
Restaurant Management Agreement